Exhibit 8.1

Details of the subsidiaries of GeoPark Limited as of December 31, 2024, are set out below:

Name	Jurisdiction
GeoPark Argentina S.A.	Argentina
GeoPark Brasil Exploração e Produção de Petróleo e Gás Ltda.	Brazil
GeoPark Colombia S.A.S.	Colombia
GeoPark Colombia S.A.S. Sucursal Panama	Panama
GeoPark Colombia S.L.U.	Spain
GeoPark Perú S.A.C.	Peru
GeoPark Ecuador S.A.	Ecuador
GeoPark México S.A.P.I. de C.V.	Mexico
GeoPark E&P S.A.P.I. de C.V.	Mexico
GeoPark (UK) Limited	United Kingdom
Amerisur Resources Limited	United Kingdom
Amerisur Exploración Colombia Limited	British Virgin Islands
Amerisur Exploración Colombia Limited Sucursal Colombia	Colombia
Yarumal S.A.S.	Colombia
Fenix Oil & Gas Limited	British Virgin Islands
Fenix Oil & Gas Limited Sucursal Colombia	Colombia
Amerisur S.A.	Paraguay
Market Access LLP	United States
GPK Panama, S.A.	Panama
GPRK Holding Panama, S.A.	Panama